Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of March 8, 2018 by and between Anika Therapeutics, Inc. (the “Company”) and Charles H. Sherwood, Ph.D. (the “Consultant”).

The Consultant is retiring as the Chief Executive Officer and a director of the Company, effective as of 5 p.m., Eastern standard time, on March 9, 2018 (the “Retirement Date”). The Company desires to have the benefit of the Consultant’s advice and counsel for a period time after the Retirement Date in order to assist with the transition of his role as the Company’s Chief Executive Officer to his successor. The Consultant is willing to provide such transitional services in accordance with the terms of this Agreement.

Now, Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

1.       Retirement. As of the Retirement Date, the Consultant shall be considered to have retired from (a) his employment with the Company, (b) all officer positions with the Company (including the position of Chief Executive Officer) and its subsidiaries, (c) any fiduciary, administrative or other committees, including with respect to any employee benefit plans of the Company, and (d) all positions as a member of the Board of Directors (or similar governing body) of the Company and its subsidiaries. The Consultant’s departure on the Retirement Date shall be considered by the Board of Directors of the Company to be a retirement from the Company in good standing (as determined by the Board of Directors of the Company as administrator under the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan and the Anika Therapeutics, Inc. Second Amended and Restated 2003 Stock Option and Incentive Plan) for purposes of all of the Consultant’s outstanding stock options and restricted stock awards granted under the Company’s equity compensation plans. As of the Retirement Date, the Consultant’s salary shall cease, and any entitlement the Consultant may have under a Company-provided benefit plan, program, contract or practice will terminate, except as provided in the Release Agreement or as required by federal or state law or under the terms of the applicable plan regarding vested benefits.

2.       Consulting Services. During the period from March 10, 2018 through February 28, 2019 (or earlier in the event of The Consultant’s death) (the “Consulting Period”), the Consultant shall stand ready and shall furnish to the Company such reasonable services of an advisory or consulting nature with respect to the transition of the Consultant’s role as the Chief Executive Officer of the Company to his successor as the Company may reasonably call upon him to furnish and his health and other business commitments may permit, it being understood by the parties that (a) the Consultant shall be available during the Consulting Period upon reasonable written notice and at reasonable times for periodic consultations by telephone, (b) the Consultant shall not be required to render such services during reasonable vacation periods or times of illness, disability or other incapacity, and (c) the Consultant shall be expected to devote no more than an average of 40 hours per month to performance of such services. The parties agree that the Consultant’s threshold hourly commitment is less than 20% of the average level of services the Consultant performed as an employee in the 36 months prior to his separation from employment with the Company. It is understood that Consultant is free to engage in other consulting arrangements or become employed as long as such subsequent consulting or employment does not conflict with the performance of the Consultant’s obligations under this Agreement. In providing the consulting services, the Consultant shall be an independent contractor of the Company and as such shall have no authority to bind the Company to any agreement or obligation of any type or nature, and shall have no decision-making authority on behalf of the Company. The Consultant shall act in accordance with such independent contractor status and not hold himself out as an officer or employee of the Company or speak on behalf of the Company, nor shall the Consultant make any claim based on any right or privilege applicable to the Company’s employees. The Consultant shall be responsible for all costs of self-employment, including social security liabilities and federal, state and local income tax payments, and shall pay such costs when and as due. Nothing herein shall be deemed to create any form of partnership, principal-agent relationship, employer-employee relationship or joint venture between the parties hereto with respect to the consulting services.

3.       Compensation for Consulting Services. In consideration for the consulting services during the Consulting Period, the Company shall provide the Consultant with the following compensation:

(a)    The Company shall pay to the Consultant, on the last day of each calendar month (or, if such day is not a business day, then the immediately succeeding business day) from March 2018 through February 2019, a cash consulting fee in the amount of $25,000.00, provided that in the event of the death of the Consultant during the Consulting Period, then, upon the Chief Executive Officer or the Chief Financial Officer of the Company becoming aware of such event, no further monthly cash consulting fees shall be payable under this Section 3(a) and instead the Company shall promptly pay to the Consultant’s surviving spouse, or if no surviving spouse to the Consultant’s estate, an amount equal to $300,000.00 less the aggregate amount of fees previously paid to the Consultant under this Section 3(a).

(b)   The Company shall pay to the Consultant in cash, by March 31, 2018, a one-time benefits continuation payment in the amount of $60,000.00.

(c)    The Consultant shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Consulting Period, in accordance with the Company’s standard expense reimbursement policies and procedures as then in effect. In addition, the Company will provide the Consultant with expense reimbursement, in accordance with the Company’s standard expense reimbursement policies and procedures, (i) up to $1,500.00 per month (pro rated for any partial month) for reasonable expenses for the maintenance of an office outside of Bedford, Massachusetts during all or part of the Consulting Period and (ii) up to $10,000 for reasonable legal fees and expenses incurred by the Consultant in March 2018 in connection with the negotiation and review of this Agreement.

In order to be eligible to receive any of such compensation, the Consultant must first execute and not revoke the form of release attached to this Agreement as Exhibit A by no later than March 30, 2018.

4.       Noncompetition and Nonsolicitation. From the date hereof through March 9, 2020, the Consultant:

(a)	will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any business conducted anywhere in the world that develops, manufactures or markets any products, or performs any services, that are competitive with or similar to the products or services of the Company or the products and services that the Company has under development or that are the subject of active planning at any time during the Consultant; provided that, notwithstanding the foregoing, the Consultant may own up to one percent of the outstanding stock of a publicly held corporation that constitutes or is affiliated with such a business;

(b)	will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company; and

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(c)	will refrain from directly or indirectly calling upon, soliciting or encouraging any customer, potential customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.

The Consultant understands that the restrictions set forth in this Section 4 are intended to protect the Company’s interest in its confidential and proprietary information and its established employee, customer and supplier relationships and goodwill, and the Consultant agrees that such restrictions are reasonable and appropriate for these purposes.

5.       Miscellaneous.

(a)    Except as otherwise expressly stated herein or in the release attached to this Agreement as Exhibit A, (i) this Agreement and such release contain all the terms and conditions agreed upon by the parties hereto regarding the subject matter of this Agreement and (ii) any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement are of no force and effect.

(b)   This Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall, to the extent practicable, be construed in accordance with such section. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise.

(c)    None of the provisions, terms, or clauses of this Agreement may be changed except if made in writing signed by both the Consultant and the Company. Any waiver of any term or provision of this Agreement must be in writing and be signed by the party granting the waiver. If any of the provisions, terms, or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms, and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

(d)   The Consultant acknowledges that he is currently subject to, and shall remain bound by, the post-employment covenants set forth in his Employment Agreement with the Company dated October 17, 2008, as amended by Amendment No. 1 thereto dated December 8, 2010 and as further modified in this Agreement.

(e)    This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(f)    For purposes of this Agreement:

(i)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(ii)	the words “include” and “including” shall not be construed so as to exclude any other thing not referred to or described;

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(iii)	unless the context otherwise requires, (A) references to an agreement, instrument or other document (including this Agreement) mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (B) references to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules and regulations promulgated thereunder; and

(iv)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(g)    This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

In Witness Whereof, the Company has caused this Agreement to be signed by its duly authorized officer and the Consultant has hereunto set his hand, all as of the day and year first above written.

Anika Therapeutics, Inc.		Charles H. Sherwood, Ph.D.

By:	/s/ Joseph G. Darling	/s/ Charles H. Sherwood
President

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EXHIBIT A

RELEASE AGREEMENT

March 8, 2018

Dr. Charles H. Sherwood

169 Marlboro Road

Sudbury, Massachusetts 01776-1347

Re: Release Agreement

Dear Chuck:

This letter agreement (this “Release Agreement”) confirms your retirement as the Chief Executive Officer and a director of Anika Therapeutics, Inc. (the “Company”), effective as of 5 p.m., Eastern standard time, on March 9, 2018 (the “Retirement Date”).

Entitlements and Obligations

Your execution and delivery of this Release Agreement is a condition to the effectiveness of certain provisions of the Consulting Agreement dated as of March 8, 2018 by and between the Company and you (the “Consulting Agreement”). Without regard to the effectiveness of provisions of the Consulting Agreement, Anika confirms that it will:

•	pay you compensation that accrues to you through the Retirement Date;

•	pay you for all accrued but unused vacation time due to you through the Retirement Date;

•	provide you with the right to continue group health, dental and vision care coverage for 18 months after the Retirement Date under the law known as “COBRA,” which will be described in a separate written notice;

•	treat outstanding equity incentive awards from the Company (the “Equity Grants”) under the terms of the applicable equity plan and award agreements; and

•	reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Retirement Date, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s standard expense reimbursement policies and procedures.

Regardless of whether you enter into this Release Agreement with the Company, you are subject to continuing obligations under your Employment Agreement with the Company dated October 17, 2008, as amended (the “Employment Agreement”), including your obligations to maintain the confidentiality of Company confidential information, return Company documents and other property, and, for eighteen months after employment ends, refrain from certain competition and solicitation activities.

Agreement

The purpose of this Release Agreement is to establish an amicable arrangement for the cessation of your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive the severance benefits set forth in Section 1 hereof and compensation for consulting services and related benefits referenced in the Consulting Agreement.

Dr. Charles H. Sherwood

March 8, 2018

With those understandings and in exchange for the promises of you and the Company set forth below, you and the Company agree as follows:

1.	Severance Benefits

The Company shall pay you severance benefits in an amount equal to 1.5 times the sum of your base salary and your target annual bonus for the current fiscal year, in the full amount of $1,691,640. This amount shall be paid in substantially equal installments in accordance with the Company’s payroll practice over 18 months beginning at the next payroll period following the expiration of the seven-day revocation period referenced in Section 14 hereof (the “Severance Period”). As set forth above, you shall have the right to continued health, dental and vision plan coverage under and subject to COBRA. For the avoidance of doubt, you shall be responsible for copayment of the premium amounts at the active employees’ rate and the Company will pay the employer portion of the premium. You understand that your participation in all other employee benefit plans will end due to the resignation of your employment in accordance with the terms of those plans.

2.	Release of Claims by You

In consideration for, among other terms, the Consulting Agreement, payments made under this Agreement, and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your representatives, agents, estate, heirs, successors and assigns (“You”) voluntarily, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company, its subsidiaries, affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, trustees, investors, shareholders/stockholders, employees, attorneys, accountants and agents of the Company, all of the foregoing both in their official and individual capacities (collectively referred to as the “Releasees”) generally from any and all actions or causes of action, suits, complaints, claims, demands, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights, and liabilities of every name and nature, whether existing or contingent, known or unknown (“Claims”) that, as of the date when you sign this Release Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes any and all Claims:

•	arising out of, in connection with, or relating to your employment, change in employment status, and/or termination of employment with the Company;

•	arising out of or in connection with any relationship between You and the Company;

•	of wrongful discharge;

•	based on any federal, state or local law, constitution or regulation regarding either securities, employment, employment benefits, or employment discrimination and/or retaliation including those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, sexual/gender identity, marital status, pregnancy or familial status, physical or mental disability or handicap, unfavorable military discharge, national origin, ancestry, veteran status or any military service or application for military service, or any other characteristic protected by law (including Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

Dr. Charles H. Sherwood

March 8, 2018

•	based on any contract whether oral or written, express or implied (including the Employment Agreement);

•	under any other federal or state statute (including Claims under the Family and Medical Leave Act);

•	of any torts;

•	of common law statutory or equitable claims including actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, unfair competition and any claims to any non-vested ownership interest in the Company;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including compensatory damages, punitive damages, injunctive relief and attorney’s fees.

This release is intended by you to be all encompassing and to act as a full and total release of any Claims, whether specifically enumerated herein or not, that you may have or have had up to the effective date of this Release Agreement as determined pursuant to Section 14 hereof, provided that this Release Agreement shall not affect (a) your rights under the Company’s Section 401(k) Plan, the Equity Grants or this Release Agreement, (b) your rights to any other vested benefits, (c) any of your rights that cannot be released by law, or (d) any claims for indemnification in your capacity as an officer or director of the Company under the Company’s Articles of Organization or Bylaws, any written agreement to which you are a party providing for director or officer indemnification (including any director and officer insurance policy), or applicable law.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim. As a material inducement to the Company to enter into this Release Agreement, You represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Release Agreement.

Nothing in this Release Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. You nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

Dr. Charles H. Sherwood

March 8, 2018

3.	Release by Company of You

In consideration for, among other terms, the obligations set forth in this Release Agreement and the Consulting Agreement, and other good and valuable consideration, the receipt of which you hereby acknowledge, the Company and its subsidiaries, affiliated and related entities, its and their respective predecessors, successors and assigns, and its and their representatives, agents, successors and assigns (collectively referred to as the “Releasors”) voluntarily, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold you harmless from any and all Claims that, as of the date this Release Agreement is signed, that Releasors have, ever had, now claim to have or ever claimed to have had against you. This release includes any and all Claims:

•	arising out of, in connection with, or relating to your employment, change in employment status, and/or termination of employment with the Company;

•	arising out of or in connection with any relationship between You and the Company;

•	based on any federal, state or local law, constitution or regulation regarding either securities, employment, employment benefits, or employment discrimination and/or retaliation;

•	based on any contract whether oral or written, express or implied (including the Employment Agreement);

•	under any other federal or state statute;

•	of any torts; and

•	of common law statutory or equitable claims including actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, and unfair competition.

It is understood that this Release Agreement does not affect any claim of any Releasor that cannot be released by law, or claims to enforce this Agreement, or claims based on any gross misconduct or gross negligence by you.

4.	Accord and Satisfaction

The payments set forth in this Release Agreement and the Consulting Agreement shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Releasees to You and with respect to all Claims that could be asserted by You against the Releasees regarding your employment with, change in employment status, and/or termination of employment from, the Company, including all Claims for back wages, salary, vacation pay, sick pay, draws, incentive pay, bonuses, stock and stock options, equity, commissions, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

5.	No Liability or Wrongdoing

The parties hereto agree and acknowledge that this Release Agreement is intended only to resolve any disputes between the parties and nothing contained in this Release Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as and/or deemed to be evidence of an admission of liability or wrongdoing by any and/or all of the parties, and any such liability or wrongdoing is hereby expressly denied by each of the parties.

Dr. Charles H. Sherwood

March 8, 2018

6.	Nondisparagement

(a)	You agree not to take any action or make any statement, written or oral, that disparages or criticizes the Company or any of its affiliates or current or former officers, directors, shareholders, management, employees, agents, or any other parties involved in a business relationship with the Company, or its practices, or that disrupts or impairs its normal operations, including actions that would (i) harm the reputation of the Company with its current and prospective customers, distributors, suppliers, other business partners, or the public or (ii) interfere with existing contractual or employment relationships with current and prospective customers, suppliers, distributors, other business partners or Company employees. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents.

(b)	The Company agrees that it will instruct its directors and its officers and executive officers (as defined in Rules 16a-1(f) and 3b-7, respectively, under the Securities Exchange Act of 1934)) not to make any statements that could reasonably be interpreted as disparaging of or defamatory to you, personally or professionally. You understand and agree that it will not be a violation of this Section 6(b) for the above-referenced individuals to generally discuss for legitimate internal business purposes the performance of the Company and individuals under your supervision during your employment with Anika.

7.	Standstill Agreement.

(a)	Unless approved in advance in writing by the Board of Directors of the Company, you agree that neither you nor any of your representatives acting on behalf of or in concert with you will, for a period of two years after the date of this Release Agreement, directly or indirectly:

(i)	make any statement or proposal to the Board of Directors of the Company, any of the Company’s representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (A) any business combination, merger, tender offer, exchange offer, or similar transaction involving the Company or any of its subsidiaries, (B) any restructuring, recapitalization, liquidation, or similar transaction involving the Company or any of its subsidiaries, (C) any acquisition of any of the Company's loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company's loans, debt securities, equity securities, or assets, (D) any proposal to seek representation on the Board of Directors of the Company or otherwise seek to control or influence the management, Board of Directors, or policies of the Company, or (E) any proposal, arrangement, or other statement that is inconsistent with the terms of this Agreement, including this Section 7(a);

(ii)	instigate, encourage, or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 7(a);

Dr. Charles H. Sherwood

March 8, 2018

(iii)	take any action that would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in Section 7(a); or

(iv)	acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities, or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities, or assets, except in accordance with the exercise or vesting of the Equity Grants, provided that the foregoing restrictions in this Section 7(a)(iv) shall not apply to any of your representatives effecting or recommending transactions in securities: (A) in the ordinary course of its business as an investment advisor, broker, dealer in securities, market maker, specialist, or block positioner; and (B) not at the direction or request of you or any of your affiliates.

(b)	The restrictions set forth in Section 7(a) above shall terminate and be of no further force and effect if the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise).

8.	Enforcement

(a)	You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to your employment with the Company or this Release Agreement, including any Claim for violation of this Release Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)	This Release Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Release Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Release Agreement.

9.	Successors and Assigns

You may not assign this Release Agreement. The Company may assign this Release Agreement. The benefits of this Release Agreement shall inure to the successors and assigns of the Company. In the event of your death during the Severance Period, then, upon the Chief Executive Officer or the Chief Financial Officer of the Company becoming aware of such event, the remaining severance payments pursuant to Section 1 hereof shall be paid to your surviving spouse, or if no surviving spouse, to your estate.

10.	Severability

If one or more of the provisions contained in this Release Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

Dr. Charles H. Sherwood

March 8, 2018

11.	Entire Agreement

Except as otherwise expressly stated in this Release Agreement or in the Consulting Agreement, (a) this Release Agreement and the Consulting Agreement contain all the terms and conditions agreed upon by the parties hereto regarding the subject matter of this Release Agreement and (b) any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Release Agreement are of no force and effect. This Release Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and an authorized Company officer. Any waiver of any provision of this Release Agreement shall not constitute a waiver of any other provision of this Release Agreement unless expressly so indicated otherwise.

12.	Construction

(a)	This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(b)	For purposes of this Agreement:

(i)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(ii)	the words “include,” “includes” and “including” shall not be construed so as to exclude any other thing not referred to or described; and

(iii)	unless the context otherwise requires, (A) references to an agreement, instrument or other document (including this Agreement) mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (B) references to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules and regulations promulgated thereunder.

13.	Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967

Since you are 40 years of age or older, you have been informed that you have or might have specific rights and/or other Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a)	In consideration for the amount described in Section 1 of this Release Agreement, you specifically waive such rights and/or other Claims under the ADEA to the extent that such rights and/or Claims arose prior to or on the date this Release Agreement was executed.

Dr. Charles H. Sherwood

March 8, 2018

(b)	You understand that rights and/or other Claims under the ADEA that may arise after the date this Release Agreement is executed are not waived by you.

(c)	You acknowledge that you have been advised of your right to consult with your counsel of choice prior to executing this Release Agreement and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel.

(d)	You have carefully read and fully understand all of the provisions of this Release Agreement, you knowingly and voluntarily agree to all of the terms set forth in this Release Agreement, and you acknowledge that in entering into this Release Agreement, you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises contained in this document.

(e)	When the Company presented you with this Release Agreement, you were informed that you have at least 21 days to review this Release Agreement and consider its terms before signing it.

(f)	The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release Agreement.

14.	Time for Consideration; Effective Date

As set forth above, you have the opportunity to consider this Release Agreement for 21 days before signing it. To accept this Release Agreement, you must return a signed original or PDF copy of this Release Agreement so that it is received by the Company’s Vice President of Human Resources at or before the expiration of this 21-day period. If you sign this Release Agreement within fewer than 21 days of the date of its delivery to you, you must also sign the acknowledgement page to the Release Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Release Agreement for the entire 21-day period. For the period of seven days from the date when this Release Agreement becomes fully executed, you have the right to revoke this Release Agreement by written notice to the Company’s Vice President of Human Resources. For such a revocation to be effective, it must be delivered so that it is received by the Company’s Vice President of Human Resources at or before the expiration of the seven-day revocation period. This Release Agreement shall not become effective or enforceable during the revocation period, but rather shall become effective on the first business day following the expiration of the revocation period.

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Please indicate your agreement to the terms of this Release Agreement by signing and returning to the Company’s Vice President of Human Resources your executed copy of this Release Agreement within the time period set forth above.

Very truly yours,

Anika Therapeutics, Inc.

By:	/s/ Joseph G. Darling
President

Dr. Charles H. Sherwood

March 8, 2018

I, CHARLES H. SHERWOOD, REPRESENT THAT I HAVE READ THE FOREGOING RELEASE AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH RELEASE AGREEMENT AND THAT I AM VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS RELEASE AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THE CONSULTING AGREEMENT AND THIS RELEASE AGREEMENT.

ACCEPTED:

/s/ Charles H. Sherwood	March 8, 2018
Charles H. Sherwood, Ph.D.

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Charles H. Sherwood, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Release Agreement and, having been advised of my right to consult with an attorney regarding such Release Agreement and have considered carefully every provision of the Release Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Release Agreement prior to the expiration of the 21-day period.

/s/ Charles H. Sherwood	March 8, 2018
Charles H. Sherwood, Ph.D.